Exhibit 99.1

July 30, 2021	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Reports Second Quarter 2021 Results

HOUSTON, Jul. 30, 2021 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the second quarter of 2021.

Second Quarter 2021 Highlights

•Net income of $30.5 million (or $0.08 per share); adjusted net income (non-GAAP) of $105.5 million (or $0.26 per share)
•EBITDAX (non-GAAP) of $245.1 million
•Net cash provided by operating activities of $178.9 million; discretionary cash flow (non-GAAP) of $215.4 million; free cash flow (non-GAAP) of $64.1 million
•Return on capital employed (ROCE) (non-GAAP) for the trailing 12 months of 13.0 percent
•Net debt to trailing 12 months EBITDAX ratio (non-GAAP) of 0.9x; net debt to adjusted capitalization ratio (non-GAAP) of 27.9 percent
•Announced transformational merger with Cimarex Energy Co. (“Cimarex”), creating a premier, diversified, free cash flow-focused energy company

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures, including adjusted net income, discretionary cash flow, EBITDAX, free cash flow, net debt to adjusted capitalization ratio, and ROCE.

Second Quarter 2021 Financial Results

Second quarter 2021 daily production was 2,205 million cubic feet equivalent (Mmcfe) per day (100 percent natural gas). Production for the second quarter of 2021 was one percent below the production guidance range due to longer than anticipated maintenance downtime at a third-party compressor station and modest operational delays during the quarter that pushed the timing of certain wells brought on production to later in the second quarter and into the first part of the third quarter of 2021. During the second quarter of 2021, the Company drilled 28.0 net wells, completed 24.1 net wells, and placed 22.1 net wells on production.

Second quarter 2021 net income was $30.5 million, or $0.08 per share, compared to $30.4 million, or $0.08 per share, in the prior-year period. Second quarter 2021 adjusted net income (non-GAAP) was $105.5 million, or $0.26 per share, compared to $18.0 million, or $0.05 per share, in the prior-year period. Second quarter 2021 EBITDAX (non-GAAP) was $245.1 million, compared to $136.9 million in the prior-year period.

Second quarter 2021 net cash provided by operating activities was $178.9 million, compared to $136.4 million in the prior-year period. Second quarter 2021 discretionary cash flow (non-GAAP) was $215.4 million, compared to $119.2 million in the prior-year period. Second quarter 2021 free cash flow (non-GAAP) was $64.1 million, compared to ($63.3) million in the prior-year period.

Second quarter 2021 natural gas price realizations, including the impact of derivatives, were $2.05 per thousand cubic feet (Mcf), an increase of 35 percent compared to the prior-year period. Excluding the impact of derivatives, second quarter 2021 natural gas price realizations represented a $0.78 discount to NYMEX settlement prices compared to a $0.30 discount in the prior-year period. The increase in corporate differentials in the second quarter of 2021 was primarily due to the impact of higher NYMEX prices relative to the Company’s fixed-price sales agreements and, to a lesser extent, wider in-basin differentials resulting from transitory pipeline maintenance projects and outages across the Appalachian Basin during the quarter.

Second quarter 2021 operating expenses (including interest expense) decreased to $1.41 per thousand cubic feet equivalent (Mcfe), a two percent improvement compared to the prior-year period. Excluding $6.2 million of merger-related costs during the second quarter of 2021, operating expenses per Mcfe improved by four percent compared to the prior-year period.

Cabot incurred a total of $166.0 million of capital expenditures in the second quarter of 2021, including $161.2 million of drilling and facilities capital, $1.8 million of leasehold acquisition capital, and $3.0 million of other capital. Capital expenditures for the second quarter were in line with the Company’s prior guidance for higher activity levels during the quarter, in which Cabot drilled five more wells and completed 121 more stages than forecasted as a result of continued efficiency gains in its operations. See the supplemental table at the end of this press release reconciling the capital expenditures during the second quarter of 2021.

Year-to-Date 2021 Financial Results

Daily equivalent production for the six-month period ended June 30, 2021 was 2,245 Mmcfe per day (100 percent natural gas). During the six-month period ended June 30, 2021, the Company drilled 53.1 net wells, completed 37.1 net wells, and placed 43.1 net wells on production.

Natural gas price realizations, including the impact of derivatives, were $2.18 per Mcf for the six-month period ended June 30, 2021, an increase of 35 percent compared to the prior-year period. For the six-month period ended June 30, 2021, operating expenses (including interest expense) decreased to $1.43 per Mcfe, a one percent improvement compared to the prior-year period.

For the six-month period ended June 30, 2021, net income was $156.8 million, or $0.39 per share, compared to $84.3 million, or $0.21 per share, in the prior-year period. Adjusted net income (non-GAAP)

for the six-month period ended June 30, 2021 was $255.4 million, or $0.64 per share, compared to $72.0 million, or $0.18 per share, in the prior-year period. EBITDAX (non-GAAP) for the six-month period ended June 30, 2021 was $545.5 million, compared to $325.8 million in the prior-year period.

For the six-month period ended June 30, 2021, net cash provided by operating activities was $469.5 million, compared to $341.3 million in the prior-year period. Discretionary cash flow (non-GAAP) for the six-month period ended June 30, 2021 was $476.7 million, compared to $317.7 million in the prior-year period. Free cash flow (non-GAAP) for the six-month period ended June 30, 2021 was $201.7 million, compared to ($13.5) million in the prior-year period.

Cabot incurred a total of $290.1 million of capital expenditures during the six-month period ended June 30, 2021, including $284.2 million of drilling and facilities capital, $2.4 million of leasehold acquisition capital, and $3.4 million of other capital.

Financial Position and Liquidity

As of June 30, 2021, Cabot had total debt of $1.0 billion and cash on hand of $158.1 million. The Company's net debt to adjusted capitalization ratio (non-GAAP) and net debt to trailing 12 months EBITDAX ratio (non-GAAP) were 27.9 percent and 0.9x, respectively, compared to 31.0 percent and 1.4x as of December 31, 2020.

Cabot plans to repay its $100.0 million tranche of 3.24% senior notes that mature in September 2021.

Standalone Third Quarter and Full-Year 2021 Guidance

Cabot today reaffirmed its standalone guidance for 2021. The Company's standalone operating plan for the year is expected to deliver an average net production rate of 2,350 Mmcfe per day from a capital program of $530 to $540 million. Cabot has also provided its standalone third quarter 2021 production guidance range of 2,275 to 2,325 Mmcfe per day.

For further information on Cabot's natural gas pricing exposure by index and cost guidance, please see the current investor presentation in the Investor Relations section of the Company's website.

Conference Call Webcast

A conference call is scheduled for Friday, July 30, 2021, at 8:30 a.m. Eastern Time to discuss second quarter 2021 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, the Company filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 on June 29, 2021, that includes a preliminary joint proxy statement with Cimarex and that also constitutes a preliminary prospectus of the Company. If and when the registration statement becomes effective and the joint proxy statement/prospectus is in definitive form, such joint proxy statement/prospectus will be sent to the stockholders of the Company and of Cimarex. Each of Cabot and Cimarex also intends to file other relevant documents with the SEC regarding the proposed transaction, including the definitive joint proxy statement/prospectus. The information in the preliminary joint proxy statement/prospectus is not complete and may be changed. This press release is not a substitute for the preliminary joint proxy statement/prospectus or registration statement or any other document that Cabot or Cimarex may file with the SEC. The definitive joint proxy statement/prospectus (if and when available) will be mailed to stockholders of the Company and of Cimarex. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS, THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS IF AND WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT CABOT, CIMAREX AND THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the registration statement and preliminary joint proxy statement/prospectus and all other documents containing important information about Cabot, Cimarex and the proposed transaction, once such documents are filed with the SEC, including the definitive joint proxy statement/prospectus if and when it becomes available, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Cabot may be obtained free of charge on Cabot’s website at www.cabotog.com/investor-relations or by contacting Matt Kerin by email at matt.kerin@cabotog.com or by phone at 281-589-4642. Copies of the documents filed with the SEC by Cimarex may be obtained free of charge on Cimarex’s website at www.cimarex.com/investor-relations.

Participants in the Solicitation

Cabot, Cimarex and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Cabot, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Cabot’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on March 12, 2021, and Cabot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 26, 2021.

Information about the directors and executive officers of Cimarex, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Cimarex’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2021, and Cimarex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 23, 2021. Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction by reading the preliminary joint proxy statement/prospectus, including any amendments thereto, as well as the definitive joint proxy statement/prospectus if and when it becomes available and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the preliminary joint proxy statement/prospectus, and the definitive joint proxy statement/prospectus if and when it becomes available, carefully before making any voting or investment decisions. You may obtain free copies of these documents from Cabot or Cimarex using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance, activity levels and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, future repayments of our senior notes, the anticipated benefits of the proposed merger transaction involving us and Cimarex, the anticipated impact of the proposed merger transaction on the combined business and future financial and operating results, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continuing effects of the COVID-19 pandemic and the impact thereof on the Company’s business, financial condition and results of operations, the availability of cash on hand and other sources of liquidity to fund capital expenditures, the repayment of debt maturities and the payment of dividends, actions by, or disputes among or between, the Organization of Petroleum Exporting Countries and other producer countries, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, the ability to obtain the requisite Cabot and Cimarex stockholder approvals, the risk that an event, change or other circumstances could give rise to the termination of the merger agreement, the risk that a condition to closing of the merger may not be satisfied on a timely basis or at all, the length of time necessary to close the proposed merger transaction, the risk that the businesses will not be integrated successfully, the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk of litigation related to the proposed merger transaction, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our SEC filings. In addition, the declaration and payment of any future dividends, whether regular quarterly base dividends or annual supplemental dividends, will depend on the Company’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board of Directors. See "Risk Factors" in Item 1A of the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K for additional information about these and other risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
PRODUCTION VOLUMES
Natural gas (Bcf)	200.6	202.9	406.4	417.8
Equivalent production (Bcfe)	200.6	202.9	406.4	417.8
Daily equivalent production (Mmcfe/day)	2,205	2,229	2,245	2,296

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.05	$1.52	$2.18	$1.62
Natural gas, excluding hedges ($/Mcf)	$2.05	$1.42	$2.18	$1.58

AVERAGE UNIT COSTS ($/Mcfe)(1)
Direct operations	$0.08	$0.09	$0.08	$0.08
Transportation and gathering	0.67	0.67	0.66	0.67
Taxes other than income	0.02	0.02	0.02	0.02
Exploration	0.01	0.02	0.01	0.02
Depreciation, depletion and amortization	0.46	0.47	0.46	0.47
General and administrative (excluding stock-based compensation and merger-related costs)	0.06	0.07	0.07	0.08
Stock-based compensation	0.02	0.04	0.04	0.06
Merger-related costs	0.03	—	0.02	—
Interest expense	0.06	0.07	0.06	0.07
	$1.41	$1.44	$1.43	$1.45

WELLS DRILLED (2)
Gross	28	19	56	41
Net	28.0	14.2	53.1	36.2

WELLS COMPLETED (2)
Gross	27	36	41	49
Net	24.1	31.2	37.1	44.2
_______________________________________________________________________________
(1)Total unit cost may differ from the sum of the individual costs due to rounding.
(2)Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
OPERATING REVENUES
Natural gas	$411,718	$288,286	$884,577	$658,626
(Loss) gain on derivative instruments	(87,121)	43,974	(100,358)	60,036
Other	70	88	129	143
	324,667	332,348	784,348	718,805
OPERATING EXPENSES
Direct operations	16,154	17,423	33,030	34,667
Transportation and gathering	133,488	135,249	270,190	278,581
Taxes other than income	4,183	3,352	8,988	7,090
Exploration	2,368	4,579	4,995	6,769
Depreciation, depletion and amortization	91,549	94,622	185,697	194,757
General and administrative (excluding stock-based compensation and merger-related costs)(1)	12,516	14,885	30,021	32,011
Stock-based compensation(2)	4,345	8,281	15,996	24,584
Merger-related costs	6,176	—	6,176	—
	270,779	278,391	555,093	578,459
Loss on equity method investments	—	—	—	(59)
Gain (loss) on sale of assets	20	(241)	91	(170)
INCOME FROM OPERATIONS	53,908	53,716	229,346	140,117
Interest expense, net	12,558	14,543	24,935	28,754
Other expense	46	48	92	114
Income before income taxes	41,304	39,125	204,319	111,249
Income tax expense	10,840	8,751	47,501	26,965
NET INCOME	$30,464	$30,374	$156,818	$84,284
Earnings per share - Basic	$0.08	$0.08	$0.39	$0.21
Weighted-average common shares outstanding	399,586	398,576	399,355	398,460
_______________________________________________________________________________
(1)Includes severance expense of $2.4 million for the six months ended June 30, 2021 related to early retirements under the Company's 2021 Early Retirement Program.

(2)Includes the impact of performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	June 30, 2021	December 31, 2020
ASSETS
Current assets	$396,066	$415,715
Properties and equipment, net (Successful efforts method)	4,150,791	4,044,606
Other assets	63,710	63,211
	$4,610,567	$4,523,532
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$278,684	$202,226
Current portion of long-term debt	100,000	188,000
Long-term debt, net (excluding current maturities)	946,316	945,924
Deferred income taxes	788,811	774,195
Other liabilities	196,861	197,480
Stockholders' equity	2,299,895	2,215,707
	$4,610,567	$4,523,532

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$30,464	$30,374	$156,818	$84,284
Depreciation, depletion and amortization	91,549	94,622	185,697	194,757
Deferred income tax expense	2,324	8,045	14,695	52,089
(Gain) loss on sale of assets	(20)	241	(91)	170
Exploratory dry hole cost	—	2,068	—	2,011
Loss (gain) on derivative instruments	87,121	(43,974)	100,358	(60,036)
Net cash (paid) received in settlement of derivative instruments	(347)	19,423	3,050	19,423
Stock-based compensation and other	3,625	7,641	14,702	23,463
Income charges not requiring cash	709	751	1,424	1,560
Changes in assets and liabilities	(36,483)	17,245	(7,184)	23,612
Net cash provided by operating activities	178,942	136,436	469,469	341,333

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(151,322)	(182,481)	(274,939)	(331,183)
Proceeds from sale of assets	20	227	112	275
Investment in equity method investments	—	—	—	(35)
Proceeds from sale of equity method investments	—	—	—	(9,424)
Net cash used in investing activities	(151,302)	(182,254)	(274,827)	(340,367)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	—	—	(88,000)	—
Dividends paid	(43,963)	(39,858)	(83,850)	(79,675)
Tax withholdings on vesting of stock awards	—	(19)	(5,569)	(6,332)
Net cash used in financing activities	(43,963)	(39,877)	(177,419)	(86,007)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(16,323)	$(85,695)	$17,223	$(85,041)

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and results of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our management's belief that these non-GAAP measures enable a user of the financial information to understand the impact of identified adjustments on reported results. Adjusted Net Income is defined as net income plus gain and loss on sale of assets, gain and loss on derivative instruments, stock-based compensation expense, severance expense, merger-related costs and tax effect on selected items. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted-average common shares outstanding. Additionally, our management believes these measures provide beneficial comparisons to similarly adjusted measurements of prior periods, and uses these measures for that purpose. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
As reported - net income	$30,464	$30,374	$156,818	$84,284
Reversal of selected items:
(Gain) loss on sale of assets	(20)	241	(91)	170
Loss (gain) on derivative instruments(1)	86,774	(24,551)	103,408	(40,613)
Stock-based compensation expense	4,345	8,281	15,996	24,584
Severance expense	—	—	2,376	—
Merger-related costs	6,176	—	6,176	—
Tax effect on selected items	(22,288)	3,656	(29,297)	3,617
Adjusted net income	$105,451	$18,001	$255,386	$72,042
As reported - earnings per share	$0.08	$0.08	$0.39	$0.21
Per share impact of selected items	0.18	(0.03)	0.25	(0.03)
Adjusted earnings per share	$0.26	$0.05	$0.64	$0.18
Weighted-average common shares outstanding	399,586	398,576	399,355	398,460
_______________________________________________________________________________
(1)This amount represents the non-cash mark-to-market changes of commodity derivative instruments recorded in (Loss) gain on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed

Return on Capital Employed (ROCE) is defined as Adjusted Net Income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our management's belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income, as defined by GAAP.

	Twelve Months Ended June 30,
(In thousands)	2021	2020
Interest expense, net	$50,306	$56,958
Tax benefit	(11,503)	(12,996)
After-tax interest expense, net (A)	38,803	43,962

As reported - net income	273,063	321,582
Adjustments to as reported - net income, net of tax	124,312	(9,128)
Adjusted net income (B)	397,375	312,454

Adjusted net income before interest expense, net (A + B)	$436,178	$356,416

Total debt - beginning of 12-month period	$1,220,495	$1,219,555
Stockholders’ equity - beginning of 12-month period	2,165,979	2,344,804
Capital employed - beginning of 12-month period	3,386,474	3,564,359

Total debt - end of 12-month period	1,046,316	1,220,495
Stockholders’ equity - end of 12-month period	2,299,895	2,165,979
Capital employed - end of 12-month period	3,346,211	3,386,474

Average capital employed (C)	$3,366,343	$3,475,417

Return on average capital employed (ROCE) (A + B) / C	13.0%	10.3%

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted and is used by our management as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, return capital to shareholders through dividends and share repurchases, and service debt. Discretionary Cash Flow is presented based on our management's belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base, and is used by our management for that purpose. Free Cash Flow is presented based on our management's belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$178,942	$136,436	$469,469	$341,333
Changes in assets and liabilities	36,483	(17,245)	7,184	(23,612)
Discretionary cash flow	215,425	119,191	476,653	317,721
Capital expenditures	(151,322)	(182,481)	(274,939)	(331,183)
Investment in equity method investments	—	—	—	(35)
Free cash flow	$64,103	$(63,290)	$201,714	$(13,497)

EBITDAX Calculation and Reconciliation

EBITDAX is defined as net income plus interest expense, other expense, income tax expense and benefit, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, stock-based compensation expense and merger-related costs. EBITDAX is presented based on our management's belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. Our management uses EBITDAX for that purpose. EBITDAX is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
Net income	$30,464	$30,374	$156,818	$84,284
Plus (less):
Interest expense, net	12,558	14,543	24,935	28,754
Other expense	46	48	92	114
Income tax expense	10,840	8,751	47,501	26,965
Depreciation, depletion and amortization	91,549	94,622	185,697	194,757
Exploration	2,368	4,579	4,995	6,769
(Gain) loss on sale of assets	(20)	241	(91)	170
Non-cash loss (gain) on derivative instruments	86,774	(24,551)	103,408	(40,613)
Loss on equity method investments	—	—	—	59
Stock-based compensation	4,345	8,281	15,996	24,584
Merger-related costs	6,176	—	6,176	—
EBITDAX	$245,100	$136,888	$545,527	$325,843

Net Debt Reconciliation

The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and our management believes this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. The Net Debt to Adjusted Capitalization ratio is calculated by dividing Net Debt by the sum of Net Debt and total stockholders' equity. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which our management believes are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Our management uses these measures for that purpose. Additionally, as we may incur additional expenditures without increasing debt, our management believes it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	June 30, 2021	December 31, 2020
Current portion of long-term debt	$100,000	$188,000
Long-term debt, net	946,316	945,924
Total debt	$1,046,316	$1,133,924
Stockholders’ equity	2,299,895	2,215,707
Total capitalization	$3,346,211	$3,349,631

Total debt	$1,046,316	$1,133,924
Less: Cash and cash equivalents	(158,147)	(140,113)
Net debt	$888,169	$993,811

Net debt	$888,169	$993,811
Stockholders’ equity	2,299,895	2,215,707
Total adjusted capitalization	$3,188,064	$3,209,518

Total debt to total capitalization ratio	31.3%	33.9%
Less: Impact of cash and cash equivalents	3.4%	2.9%
Net debt to adjusted capitalization ratio	27.9%	31.0%
Capital Expenditures

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
Cash paid for capital expenditures	$151,322	$182,481	$274,939	$331,183
Change in accrued capital costs	14,714	(5,149)	15,122	6,397
Exploratory dry hole cost	—	(2,068)	—	(2,011)
Capital expenditures	$166,036	$175,264	$290,061	$335,569